EXHIBIT 21.1
LIST OF SUBSIDIARIES
Luminex International, Inc., a Delaware corporation
Luminex B.V., a Dutch Private Limited Liability Company
Luminex Molecular Diagnostics, Inc., an Ontario, Canada corporation
Luminex Trading (Shanghai) Co., Ltd., a Chinese Foreign Investment Company
Luminex Japan Corporation Ltd., a Japanese KK